ChinaNet Online Holdings, Inc. Announces Results for Its Warrants Exchange Offer

BEIJING, China, January 6, 2012 — ChinaNet Online Holdings, Inc. (Nasdaq Global Market: CNET) (the “Company”), a leading full-service media development, advertising and communications company for small and medium-sized enterprises in the People's Republic of China, announced today the final results of its exchange offer (the “Offer”), pursuant to which holders of all 4,121,600 of the Company’s outstanding warrants (the “Warrants”) had the opportunity to acquire the Company’s shares of common stock (the “Shares”) through a warrant for share exchange in accordance with the following exchange ratios: (A) with respect to any Series A-1 Warrant, one (1) Share in exchange for every twenty (20) Shares for which such Series A-1 Warrant is exercisable, and (B) with respect to any Series A-2 Warrant, one (1) Share in exchange for every 10 (ten) Shares for which such Series A-2 Warrant is exercisable; provided that each holder must have exchanged all its Series A-1 Warrants and/or all its Series A-2 Warrants pursuant to the terms and conditions thereof.

The Offer expired on Friday, December 30, 2011 at 5:00 p.m., Eastern Time. Warrants exercisable for 4,121,600 Shares were eligible to be exchanged.

Based on the final count by the depositary for the Offer, 1,418,800 Series A-1 Warrants were tendered in exchange for approximately 70,940 Shares and 356,800 Series A-2 Warrants were tendered in exchange for approximately 35,680 Shares, for a total of 1,775,600 Warrants (approximately 43% of the outstanding Warrants) exchanged for approximately 106,620 Shares. Following the completion of the Offer, the Company has approximately 22,146,540 Shares outstanding, 642,000 Series A-1 Warrants outstanding exercisable for one Share at an exercise price of $3.00 and 1,704,000 Series A-2 Warrants outstanding exercisable for one Share at an exercise price of $3.75. The depositary for the Offer expects to deliver the Shares to be issued in exchange for tendered Warrants on or about January 11, 2012.

All of the terms of the Warrants remain in effect. The Series A-1 Warrants will expire on August 20, 2012 and the Series A-2 Warrants will expire on August 20, 2014.

This news release is merely a notification of the results of the Offer and is neither an offer to buy or exchange securities and does not constitute the solicitation of an offer to sell or exchange any securities in the Company or any of its subsidiaries. The Offer was made upon the terms and subject to the conditions set forth in the Offer Letter dated December 1, 2011, as supplemented on December 7, 2011, and this release should be read in conjunction with those documents.